Exhibit 10.1

July 29, 2011

Mr. David M. Cote

Chairman and Chief Executive Officer

Honeywell International Inc.

101 Columbia Road

Morristown, NJ 07962

Re: Equity Grant Enhancements

Dear Dave:

I am pleased to confirm additional terms and conditions of your benefits package. The enhanced equity benefits described in this letter agreement (the “Agreement”) were recommended by the Management Development and Compensation Committee of the Board of Directors and approved by the Board of Directors at its meeting on July 29, 2011, and will be effective as of the date you execute this letter. The terms and conditions of these enhanced equity benefits can be summarized as follows:

1.      Stock Option Vesting

If you retire from Honeywell after April 1, 2015 and otherwise satisfy the conditions more fully described in Paragraph 7 below, all outstanding, unvested stock options that were (i) granted prior to April 1, 2015, and (ii) granted more that twelve (12) months prior to your retirement date, shall become vested on your retirement date. If all or a portion of any such stock option grant is subject to performance conditions, vesting in that portion of the award will occur at the end of the related performance cycle (even if this occurs after retirement), but only to the extent Honeywell determines that the applicable performance conditions have been satisfied. Any such options that have, or potentially could have, their vesting dates accelerated under this Agreement shall hereinafter be referred to as the “Retention Options.”

2.      Time to Exercise

Notwithstanding anything contained in the 2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates and the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates, as well as any successor plans (collectively the “Honeywell Stock Plans”) or associated Award Agreements to the contrary, if any Retention Options vest pursuant to Paragraph 1 above, you shall have the full remaining term to exercise (i.e., typically 10 years from the date of each stock option grant) any vested stock options granted prior to April 1, 2015.

3.      Change in Control

In the event of a Change in Control (as defined in the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates) of the Company prior to April 1, 2015, your unvested stock options shall become nonforfeitable in accordance with the applicable Honeywell Stock Plans. If, after a Change in Control, your Honeywell stock options are not cashed out, the period within which you have to exercise any stock options shall be governed by this Agreement, in conjunction with the applicable Honeywell Stock Plans and Award Agreements.

4.      Termination Other Than for Cause

In the event you are involuntarily terminated by the Company other than for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time) prior to April 1, 2015, any unvested Retention Options that were granted more than twelve (12) months prior to your date of termination shall become vested as of your date of termination and you shall thereafter have the full remaining term to exercise those Retention Options. Notwithstanding the foregoing, in the event any such Retention Options are subject to performance conditions, vesting in such Retention Options will not occur, if at all, until the end of the related performance cycle (even if this occurs after termination of employment), and only to the extent Honeywell determines that the applicable performance conditions have been satisfied.

5.      Termination for Cause

In the event you are terminated by the Company for Cause (as defined in your employment contract dated February 18, 2002, as amended from time to time) prior to April 1, 2015, this Agreement shall immediately terminate and your rights with respect to all of your stock options, whether vested or unvested, shall be treated under the terms of the applicable Honeywell Stock Plans and Award Agreements.

6.      Death or Disability

In the event of your death or Disability (as defined in the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates) after the execution of this Agreement, you/your estate shall have the full remaining term to exercise any stock options granted to you prior to April 1, 2015. Notwithstanding the foregoing, in the event any stock options are subject to performance conditions, this Paragraph 6 shall only apply only to the extent such stock options vest in accordance with the terms of the applicable Honeywell Stock Plans and Award Agreements.

7.      Conditions Applicable to Retention Options

The rights and benefits described in this Agreement are subject to the following terms and conditions:

  Prior to April 1, 2015, you may not engage (which includes pursuing any CEO opportunities you may become aware of through unsolicited contacts), or knowingly permit another person to engage on your behalf, in an external CEO search unless you have been involuntarily terminated other than for Cause prior to April 1, 2015; and
  Prior to April 1, 2015, and other than your current responsibilities with the JPMorgan Chase & Co. Board of Directors and the Kohlberg Kravis Roberts & Co. Advisory Board, you may not accept a position with another company, organization or entity, including any governmental agency or quasi-governmental body, unless(i) you have been involuntarily terminated other than for Cause prior to April 1, 2015, or (ii) the Company’s Board of Directors has otherwise consented to your service in such position; and
  You must provide Honeywell with twelve (12) months of transition services before you voluntarily terminate your employment for any reason, including retirement; provided, however, you shall not be treated as not having satisfied this condition if you become Disabled (as defined in the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates). Notwithstanding the foregoing, the transition period may be shortened, in the sole and absolute discretion the Board of Directors, if the Board determines that a shorter transition period is in the Company’s best interest; and

  You have not violated or threatened to violate the terms of any noncompetition, nonsolicit, confidentiality or intellectual property covenants applicable to you under any other written agreement between you and the Company; and
  You must not be terminated for Cause (consistent with Paragraph 4 definition).

If the Company determines, in its sole judgment, that you have not satisfied any of these conditions, or that you have violated or threatened to violate the terms of any noncompetition, nonsolicit, confidentiality or intellectual property covenants applicable to you under any other written agreement between you and the Company, Honeywell shall have the right, along with any other legal or equitable remedies of which it may be able to avail itself, to withhold and/or recoup the value of any consideration you realize pursuant to this Agreement. This Agreement is intended to supplement, not supersede, any other rights Honeywell may have to recoup equity awards under the terms of the applicable stock plans or award agreements, or to pursue to other rights or remedies described more fully in any other agreement between you and the Company.

8.      Modification and Waiver

This Agreement may be amended or modified only by an agreement in writing. The failure by the Company to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right the Company has under this Agreement.

9.      Effect of Stock Plans and Award Agreements

All other terms and conditions of your equity grants shall remain subject to the terms and conditions of the applicable stock plans and award agreements.

10.      Section 409A

These extraordinary equity vesting provisions are subject to the requirements of Internal Revenue Code Section 409A, and you agree that this Agreement may be modified to the extent necessary to comply therewith.

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention.

Congratulations,

/s/ D. Scott Davis

D. Scott Davis

Chairman

Management Development and Compensation Committee

of the Board of Directors

Honeywell International Inc.

Read and Accepted:

/s/ David M. Cote                     Date: August 4, 2011

David M. Cote